Exhibit 10.1

OPERATING AGREEMENT

OF

1100 WEST HOLDINGS, LLC

Dated as of August     , 2006

i

ii

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OPERATING AGREEMENT
OF
1100 WEST HOLDINGS, LLC

THIS OPERATING AGREEMENT of 1100 WEST HOLDINGS, LLC (the ”Company”) is made as of                     , 2006, by and between MONDRIAN MIAMI INVESTMENT LLC, a Delaware limited liability company having an office c/o Morgans Group LLC, 475 Tenth Avenue, New York, New York, 10018 (“MHG”); and SANCTUARY WEST AVENUE, LLC, a Delaware limited liability company having an office at c/o Hudson Capital, 4770 Biscayne Boulevard, Miami, Florida 33137, (“SWA”).  MHG and SWA are hereinafter collectively referred to as “Members,” and individually, a “Member.”

RECITALS

WHEREAS the Members, through the Company, wish to enter into a contract (the “Contract”) for the purchase of the land and improvements known as the Mirador, located at 1100 West Avenue, Miami Beach, Florida (the “Property”), from 1100 West Realty LLC;

WHEREAS, the Company intends to acquire, renovate and redevelop the Property as a 342-key condominium-ownership hotel (which will include a swimming pool, spa/fitness center, business center, bar, restaurant(s), dock and other related amenities); and

WHEREAS, the Members desire to form a limited liability company under and pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (as amended from time to time, the “Act”), for the purposes described above and as set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                      Definitions.  The following terms shall have the meanings set forth below:

“Act” shall have the meaning set forth in the recitals hereto.

“Actual Capital” shall mean the sum of Capital Contributions of Required Capital, Additional Required Capital and Additional Capital.

“Additional Capital” shall mean Capital Contributions made by a Member to the Company pursuant to Section 3.1(b).

“Adjusted Capital” shall mean, with respect to any Member, such Member’s Actual Capital, reduced by all distributions made to such Member under Section 3.13(b).

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year or as of any other relevant determination date, after giving effect to the following adjustments:

(i)                                     credit to such Capital Account of any amounts which such Member is obligated to restore (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and Regulations Section 1.704-2(i)(5) after taking into account any net decrease in a Member’s share of Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain that has occurred as of the relevant determination date; and

(ii)                                  debit to such Capital Account of the items described in Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person.  As used in this Agreement, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policy and/or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” shall mean the agreements with an Affiliate described in Exhibit B annexed hereto.

“Agreement” shall mean this Operating Agreement of the Company.

“Applicable Law” shall mean, collectively, all federal, state and local laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of and agreements with all courts and governmental authorities, foreseen and unforeseen, ordinary or extraordinary, applicable to the Company and/or the Property.

“Building” means the improvements located at the Property.

“Building Contract” shall mean the contract or contracts entered into by the Company, or its direct subsidiary, with the general construction contractor for the supply of construction services in connection with the Project.

“Business Plan” shall mean a plan for the operation and management of the Company’s assets as provided in Section 6.1.

“Capital Account” shall mean the account maintained for each Member by the Company in accordance with Section 3.8.

“Capital Contribution” shall mean, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company.

“Capital Transaction” shall mean any of the following: (i) a sale, exchange, transfer, assignment or other disposition of all or a portion of the Company’s direct or indirect interest in any Property; (ii) any financing or refinancing of any property of the Company; (iii) any collection by the Company in respect of condemnation or deed in lieu of condemnation or in respect of property, hazard or casualty insurance or any damage award, relating to the Property (other than business interruption insurance); or (iv) any other transaction of the Company the proceeds of which arise from a capital transaction or the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.

“Capital Transaction Proceeds” shall mean the net proceeds of a Capital Transaction, following reduction for (i) all indebtedness secured by or directly related to any Property required, or intended, to be repaid out of such capital proceeds, (ii) all other reasonable costs and expenses related to such Capital Transaction, (iii) in the event of a sale, all costs and expenses related to any or all of the Property being sold which are not assumed by the purchaser, (iv) in the case of a collection or award under clause (iii) of the definition of “Capital Transaction,” any funds used to rebuild, restore or repair any or all of the Property, and (v) any transfer or sales related tax payable in connection with such Capital Transaction, and less reasonable reserves and holdbacks for contingent liabilities approved by the Members.

“Code” shall mean the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions pf any succeeding law).

“Company” shall mean the limited liability company governed by this Agreement.

“Company Budget” shall have the meaning ascribed thereto in Section 5.6.

 “Contract” has the meaning in ascribed to such term in the recitals.

“Construction Budget”  shall have the meaning ascribed thereto in Section 6.1.

“Construction Documents” with respect to the Project, the architectural, renovation, design, construction and supply contracts and agreements entered into or to be entered into by the Company, or its direct subsidiary, for the construction, renovation and design of the Project and the equipping or furnishing of the Hotel in connection therewith, including, without limitation, the Building Contract. For purposes hereof, each Construction Document shall be deemed to include all modifications and amendments thereto made from time to time, and all documents, drawings, specifications, conditions, addenda, budgets and other matters produced in connection therewith or incorporated by reference thereto.

“Consumer Price Index” or “CPI” mean the Consumer Price Index (all items) for all wage earners and clerical workers in the Miami, Florida metropolitan area (1982-1984 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics.  If the 1982-1984 base of the Consumer Price Index is hereafter changed, then the new base as so converted shall be used.  In the event that the Bureau ceases to publish the Consumer Price Index at least once every other month, then the successor or most nearly comparable index thereto selected by the Members shall be used.

“Default Loan Interest Return” shall have the meaning ascribed thereto in Section 3.1(c).

“Defaulting Member” shall have the meaning ascribed thereto in Section 3.1(c).

“Default Member Loan” shall have the meaning ascribed thereto in Section 3.1(c).

“Depreciation” shall mean, with respect to any asset of the Company for each Fiscal Year or other period, the amount of depreciation, amortization or other cost recovery deduction allowable with respect to such asset for such Fiscal Year or other period, except that (i) if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such Fiscal Year or other period, Depreciation with respect to such asset for such Fiscal Year or other period shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or period bears to such beginning adjusted tax basis, and (ii) if an asset has a zero adjusted basis for federal income tax purposes, Depreciation shall be determined under any reasonable method selected by the Members which is in accord with federal income tax accounting principles applicable to assets of similar character having a positive adjusted basis for federal income tax purposes.

“Development Fee” shall have the meaning ascribed thereto in Section 11.1.

“Emergency Condition” shall be deemed to exist if, (i) in the reasonable opinion of Hotel Manager or the Members, immediate action for the protection of a Property, guests, tenants or other persons is required to remedy a condition presenting imminent risk of injury to persons or material damage to property, repairs or payment of premiums that are necessary to avoid the suspension of insurance or to comply with Applicable Law, a violation of which would expose the Company, a Member or their respective Affiliates to criminal liability; (ii) moneys are required to cure a default by the Company, as the landlord under a lease; (iii) real estate taxes are more than thirty (30) days past due; or (iv) payments due to any lender are past due and within three (3) business days will accrue at a default or penalty rate.

“FF&E Reserve” shall have the meaning ascribed to such term in Section 5.6.

“Fiscal Year” shall mean the calendar year of twelve (12) months from January 1 to December 31, except that the first fiscal year of the Company shall be the period from the formation of the Company to December 31 of the same calendar year, and upon any termination of the Company on a date other than December 31, the final Fiscal Year of the Company shall be the period from the end of the immediately preceding Fiscal Year to the date of such termination.

“Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, subject to the following:

(a)                                  The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as reasonably determined in good faith by the Members;

(b)                                 The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Members, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company, in the case of both (i) and (ii), if the Members reasonably determine in good faith that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(c)                                  The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Members in good faith; and

(d)                                 The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 3.9(b)(v) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section (d) if or to the extent that the Members determine that an adjustment pursuant to Section (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section (d).

(e)                                  If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

 “Hotel” shall mean the condominium hotel to be developed at the Property.

“Hotel Management Agreement” shall mean the hotel management agreement between the Company and Morgans Hotel Group Management LLC or any successor thereto, as operator.  The Hotel Management Agreement is an Affiliate Agreement.

“Hotel Manager” shall mean Morgans Hotel Group Management LLC or any successor in interest thereto or replacement thereof.

“Interests” shall mean the limited liability company interests issued to the Members pursuant to this Agreement, representing the Members’ aggregate rights in the Company, including, without limitation, the Members’ rights to share in profits and losses of the Company, to receive distributions from the Company and to vote on matters subject to a vote of the Members, as provided in this Agreement.

“IRS” shall mean the Internal Revenue Service or any division thereof or any succeeding or successor agency.

“Lending Member” shall have the meaning ascribed thereto in Section 3.1(c).

“Liquidation” shall mean liquidation of a Member’s interest in the Company in accordance with Regulations Section 1.704-1(b)(2)(ii)(g).

“Major Decision” shall mean a decision with respect to the Company and its operations listed in Section 4.2 hereof.

 “MHG” shall mean Mondrian Miami Investment LLC, a Delaware limited liability company.

“Marketing Fee” shall have the meaning ascribed thereto in Section 11.2.

“Necessary Sums” shall mean funds owed to mortgagees of approved mortgages, government authorities (for real estate, sales, use and similar taxes), ground lessors, tenants under leases, brokers, insurance providers and utility companies.

“Net Cash from Operations” shall mean, for any Fiscal Year, or portion thereof, revenues of the Company received in cash during such taxable year, or portion thereof, and reserves set aside out of revenues during prior periods and no longer needed for the Company’s business, but not including Capital Transaction Proceeds, less the sum of (i) operating and administrative expenses of the Company (excluding amounts paid from reserves or funds provided by Actual Capital or from Capital Transaction Proceeds (provided that the Members have specifically approved in writing such use of the Capital Transaction Proceeds)) paid during such Fiscal Year, or portion thereof, including without limitation, fees payable under this Agreement or the Affiliate Agreements, and (ii) reasonable reserves for the remainder of such Fiscal Year and future periods based on the Company Budget approved by the Members or otherwise approved by the Members.

“Net Income or Net Loss” shall mean for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)                                  Any income of the Company that is exempt from federal income tax and not otherwise included (net of related expenses not otherwise deducted) in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(b)                                 Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704l(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;

(c)                                  If the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) set forth within the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)                                 In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and

(e)                                  Notwithstanding any other provision of this Section, any items which are specially allocated pursuant to Section 3.9(b) hereof shall not be taken into account in computing Net Income or Net Loss.

“Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(c).

“Opening Date” shall mean the date upon which the Property shall be open for business as a hotel.

“Partner Nonrecourse Debt Minimum Gain” shall mean the sum of each Member’s share of the “minimum gain attributable to the partner nonrecourse debt” as those quoted terms are used in Regulations Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(i)(2).

“Partnership Minimum Gain” shall have the meaning set forth in Regulations Section 1.704-2(b)(2).

“Percentage Interests” shall mean, initially, 50% for MHG and 50% for SWA; provided, however, that upon the contribution of any Additional Capital to the Company, “Percentage Interests” shall thereafter mean, for each Member, the percentage equal to a fraction, the numerator of which is the Actual Capital of such Member and the denominator of which is the aggregate Actual Capital of all the Members, but subject to adjustment under Section 3.1(g) hereof.

“Person” shall mean an individual, corporation, firm, partnership, limited liability company, trust or any other form of association or entity.

“Plans and Specifications” with respect to the Project, shall mean the plans, drawings, specifications, renderings, studies, budgets, forecasts and schedules developed as of the date hereof, and to be developed from and after the date hereof, as the same may be modified from time to time.

“Project” a collective term for the acquisition, construction, rehabilitation, renovation and design of the Building as a 348-key condominium hotel, to be branded as a “Mondrian Hotel” to include an outdoor swimming pool, spa/fitness center, business center, bar(s), restarurant(s) and docks.

“Project Costs” with respect to the Project, a collective term for all direct and indirect costs of the Project incurred through the final completion of the Project, comprising the following costs: (i) design, including architectural, mechanical, electrical, structural and civil engineering, including construction of mock-up rooms (but excluding any costs which fall within (ii) below), (ii) costs of acquisition and construction, being the sums paid by Company, or its direct subsidiary, to the contractors pursuant to the Building Contract and any other relevant Construction Document (but excluding any costs which fall within (i) above), (iii) the purchase price of all furniture, furnishings and equipment, including the transportation and the installation thereof, (iv) financing, including fees and interest, (v) legal and accounting fees, (vi) taxes and insurance, and (vii) subject to such other costs falling within the parameters set out in the Construction Budget, any and all other costs reasonably necessary for the completion of the Project.

“Project Lender” shall mean the lender(s) providing to the Company financing for the Project.

“Project Manager” shall mean Sanctuary West Management, LLC, an affiliate of SWA, or any successor thereto under the Project Management Agreement.

“Project Management Agreement” shall mean that certain Project Management Agreement, to be entered into between the Company and Project Manager with respect to the Property.  The Project Management Agreement is an Affiliate Agreement.

“Property” shall mean those parcels of land and the improvements now or hereafter thereon known as the “Mirador” located at 1100 West Avenue, Miami Beach, Florida, together with all appurtenances, privileges, entitlements, hereditaments and development rights now and hereafter associated therewith.

“Regulations” shall mean the final and temporary Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Required Capital” shall mean the installments of capital to be contributed to the Company by the Members pursuant to Section 3.1(a).

“SWA” shall mean Sanctuary West Avenue, LLC, a Delaware limited liability company.

“Tax Returns” shall mean (a) the U.S. Partnership Return of Income filed by the Company, whether on Form 1065 or such other form as may hereafter be prescribed by the IRS, and (b) any return or report which the Company is required to file with the taxing authorities of any State or political subdivision thereof.

“Tax Matters Partner” shall have the meaning ascribed thereto in Section 5.5(a).

“Transfer” shall have the meaning ascribed thereto in Section 7.1(a).

“Unit” shall mean a condominium unit of the Hotel, established through a plan of condominium ownership.

“Vote of the Members” shall mean the approval by the majority of the Interests of the Members.  Wherever this Agreement refers to the consent or approval of the Members, a Vote of the Members shall be required for such approval or consent.

ARTICLE 2

COMPANY FORMATION

Section 2.1                                      Formation.  The Members hereby agree to form the Company under the Act, for the purposes and upon the terms, covenants and conditions set forth in this Agreement.

Section 2.2                                      Name.  The Company shall be conducted under the name “1100 WEST HOLDINGS, LLC”.

Section 2.3                                      Purpose.  The purpose of the Company shall be, subject to the limitations set forth in this Agreement, (i) directly or indirectly acquiring, owning, holding, selling, transferring and exchanging interests in 1100 West Properties, LLC a Delaware limited liability company, (ii) directly or indirectly owning, holding, selling, transferring, hypothecating and exchanging interests in the Property and to otherwise construct, reconstruct, renovate, expand, develop, redevelop, refurbish, improve, operate, finance, refinance, sell, lease, maintain and/or manage the Property, (iii) engaging in any other lawful act or activity agreed upon by the Members, and (iv) engaging in any other lawful act or activity for which limited liability companies may be formed under the Act that are necessary, convenient, incidental or appropriate to the foregoing.

Section 2.4                                      Place of Business.  The Company shall maintain a registered office in the City of Miami Beach, at the Property.

Section 2.5                                      Duration.  The Company has commenced and shall continue in perpetuity unless terminated in accordance with the provisions of this Agreement or as otherwise provided by Applicable Law.

Section 2.6                                      Management.  Subject to provisions of this Agreement, including Article IV, the management of the business and affairs of the Company shall be vested in the Members.

ARTICLE 3

CAPITAL; ALLOCATIONS; DISTRIBUTIONS

Section 3.1                                      Capital Contributions.  (a)  Upon execution of this Agreement, the Members have contributed to the Company the sums set forth opposite their names on Exhibit A annexed hereto.  It is anticipated that the budget for the Project shall provide capitalization of the Company of $30,000,000 for the acquisition and redevelopment of the Property (such amount being the “Required Capital”), covering all hard and soft costs, including all permits and fees, all furnishing, fixtures and equipment, and contingencies.  In accordance with the Construction

Budget approved by the Members, the Members shall contribute, on a 50-50 basis, their respective shares of the Required Capital.  Either Member may, at any time Required Capital is required to pay for (i) costs and expenses approved in the Construction Budget or Company Budget, or (ii) for Project Costs, call for an advance by the Members of their respective shares of Required Capital to the extent not already advanced by such Members.

(b)                                 To the extent that at any time the Members determine that additional capital (exclusive of any amounts to be contributed pursuant to Section 3.1(a)) is required by the Company (“Additional Capital”), the same shall be advanced by the Members, in equal portions, (50%-50%) (provided that following a reallocation as provided in Section 3.1(g) hereof, such Additional Capital shall be contributed by the Members, pro rata, in proportion to their respective Percentage Interests).  Notwithstanding the foregoing, either Member may, acting alone, make a call for Additional Capital (i) up to $10,000,000 for the completion of the construction and development of the Project as provided under Paragraph 6.1 of this Agreement, (ii) to the extent required to cure any Emergency Condition, (iii) to the extent required to pay debt service on any approved financing of the Company (or the Property), (iv) to the extent required to pay real estate taxes, (v) to the extent required to pay insurance premiums, or (vi) otherwise for any expense set forth in either the Construction Budget or an approved Company Budget.

(c)                                  If any Member (hereinafter a “Defaulting Member”) shall fail to contribute all or any portion of its Required Capital or Additional Capital called for pursuant to Section 3.1(a) or 3.1(b) within ten (10) days (or in the event that the Additional Capital is required by virtue of an Emergency Condition, then within three (3) business days), then the non-Defaulting Member shall be entitled, but not required, to loan to the Defaulting Member the amount of the Additional Capital which the Defaulting Member failed to contribute by funding to the Company the amount of the Additional Capital so failed to be contributed.  Any Additional Capital so funded pursuant to this Section 3.1 (hereinafter a “Default Member Loan” and the contributing Member making such Default Member Loan, hereinafter, the “Lending Member”) shall be deemed to be a loan to the Defaulting Member and shall bear interest at a rate equal to fifteen (15%) percent per annum, but in no event to exceed the highest permissible legal rate of interest (interest due on any such Default Member Loan shall be payable monthly and shall be hereinafter referred to as the “Default Loan Interest Return”).  Interest shall accrue on Default Member Loans from the date the funds are actually received by the Company until the date that the Default Member Loans are repaid in full.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time when any portion of a Default Member Loan (including accrued and unpaid Default Loan Interest Return) shall remain outstanding, any distributions otherwise payable to or on account of a Defaulting Member shall be paid to the Lending Members who have funded the applicable Default Member Loan as provided for in Section 3.1(c) of this Agreement, and such distribution shall be applied first to the Default Loan Interest Return and then in reduction of the Default Member Loan.  In this regard, such Defaulting Member hereby assigns its right to receive all distributions from the Company to the Lending Members until such time as the Default Loan Interest Return and Default Member Loan have been paid in full.  If more than one Default Member Loan is outstanding, the Default Member Loans senior in time shall be paid in full prior to any other Default Member Loans.  A Default Member Loan may be prepaid at any time without penalty or premium but with interest to date of payment.

(e)                                  Notwithstanding the provisions of this Section 3.1, a Defaulting Member shall not have any personal liability to the Company or to the Members for repayment of a Default Member Loan or Default Loan Interest Return, except to the extent of its Interest in the Company.

(f)                                    In the event a Default Member Loan is not paid within one hundred fifty (150) days after it is made, the Lending Members may, at any time thereafter, send a notice to the Company and the Defaulting Member stating that the Lending Members have elected to exercise a reallocation right (the “Reallocation Notice”).

(g)                                 If a Defaulting Member shall fail to repay the Default Member Loan (including all accrued and unpaid Default Loan Interest Return) within thirty (30) business days of receipt of the Reallocation Notice, then the Percentage Interest of the Defaulting Member shall automatically and without further act on the part of any party, be reduced and the Percentage Interest of the Lending Member(s) (pro rata if there be more than one Lending Member) shall automatically and without further act on the part of any party be increased by the product of 1.5 times the percentage equal to a fraction, the numerator of which is the principal amount of the Default Member Loan (together with all accrued and unpaid Default Loan Interest Return) and the denominator of which is the sum of the Default Member Loan (together with all accrued and unpaid Default Loan Interest Return) and all other Capital Contributions made (and not repaid) to the Company, which reallocation shall discharge the obligation under the Default Member Loan.  The outstanding amount of the Default Member Loan funded by the Lending Member and all interest thereon shall, from and after the increase in the Lending Members Percentage Interest provided in this Section 3.1(g), be deemed a contribution of Additional Capital by the Lending Member and shall no longer be treated as a Default Member Loan.

(h)                                 In reference to the first $5,000,000 of the Additional Capital to be advanced by the Members under Section 3.1 (b)(i) (or such portion thereof as required to advanced by them), in the event a Member fails to contribute such Member’s pro rata share of such Additional Capital within ten (10) days following a call for such advance, such Member shall not have the right to vote on any matters for which such Member’s vote or consent is required hereunder for so long as such Member’s share of such Additional Capital has not been funded by them.  In reference to the remaining $5,000,000 or any other sum required to be advanced by the Members under 3.1(b)(ii) through 3.1(b)(vi), the failure of a Member to advance such amount shall not result in the loss of any voting or consent rights unless a reallocation of the Members’ interests shall occur as provided above.

Section 3.2                                      No Withdrawal of Capital Contributions.  Except upon dissolution and liquidation of the Company or as otherwise set forth herein, no Member shall have the right to withdraw, reduce or demand the return of its Capital Contributions, or any part thereof, or any distribution thereon.  Except as otherwise provided herein, no Member shall have the right to receive assets other than cash in connection with a distribution or return of capital.

Section 3.3                                      Return of Capital Contributions.

(a)                                  No Fixed Time.  Except as specifically provided for herein and upon dissolution and liquidation of the Company, there is no agreement, nor time set, for the return of any Capital Contribution to any Member.

(b)                                 No Personal Liability of Member.  Except as otherwise required by the Act, the Members shall not be personally liable for the return or repayment of any Capital Contribution.

Section 3.4                                      Liability of Members and Their Affiliates.  Except as otherwise provided by Applicable Law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; no Member or Affiliate of a Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or being an Affiliate of a Member.

Section 3.5                                      No Priority.  Except as otherwise expressly provided for in this Agreement, no Member shall have priority over another Member as to return of Capital Contributions, loans or allocations of income, gain, profits, losses, credits or deductions or as to distributions.

Section 3.6                                      No Interest.  Except as expressly provided for in this Agreement, no interest shall be paid on all or any part of a Member’s Capital Contributions.

Section 3.7                                      No Obligation to Restore Negative Balances in Capital Accounts.  No Member shall have an obligation, at any time during the term of the Company or upon its liquidation, to pay to the Company or any other Member or third party an amount equal to the negative balance in such Member’s Capital Account.

Section 3.8                                      Capital Accounts.  (a)  The Company shall maintain a separate capital account (“Capital Account”) for each Member.

(b)                                 The Capital Account of each Member shall be maintained in accordance with Section 1.704-1(b) of the Regulations as in effect on the date of this Agreement and shall be interpreted and applied in a manner consistent with such Regulations.

(c)                                  Each Member’s Capital Account shall be adjusted in accordance with the following provisions:

(i)                                     To each Member’s Capital Account there shall be credited (A) the amount of any cash Capital Contributions made, and the Gross Asset Value of any property contributed (net of liabilities secured by such property), by such Member to the Company, and (B) such Member’s allocable share of Net Income; and

(ii)                                  To each Member’s Capital Account there shall be debited (A) the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of any liabilities secured by such property), and (B) such Member’s allocable share of Net Loss.

(d)                                 In the event of a transfer of a Member’s Interests or any portion thereof in accordance with the terms of this Agreement, whether or not the purchaser, assignee or successor-in-interest is then a Member, the Person so acquiring such Interest or any portion thereof shall acquire the Capital Account or portion thereof of the Member formerly owning such Interest, adjusted for distributions of Net Cash From Operating Income made pursuant to Section 3.13 hereof and allocations of Net Profits and Net Losses made pursuant to Section 3.9 hereof.

Section 3.9                                      Allocation of Net Income and Net Loss.  (a)  Except as provided in Section 3.9(b), items of Net Income and Net Loss in each Fiscal Year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distribution that would be made to such Member if (i) the Company were dissolved and terminated, (ii) the affairs of the Company were wound up and each Company asset was sold for cash equal to its fair market value (except that any Company asset actually sold during the current year shall be treated as sold for the actual proceeds of the sale), (iii) all Company liabilities were satisfied and (iv) the net assets of the Company were distributed to the Members in accordance with Section 3.13 immediately after giving effect to such allocation.  To the extent that any loss or deduction otherwise allocable to a Member would cause such Member to have an Adjusted Capital Account Deficit as of the end of the Fiscal Year to which such loss or deduction relates, such loss or deduction shall instead be allocated to the other Member(s) in proportion to positive Capital Account balances, until their Capital Accounts are all reduced to zero, then the remainder shall be allocated by Percentage Interest.

(b)                                 Prior to making any allocations pursuant to Section 3.9(b), items of Company income and loss shall be allocated in the following order and priority:

(i)                                     if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, there shall be allocated to each Member (before any other allocation provided by this Article 3 is made) items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with regulations Sections 1.704-2(g)(1) and (2).  The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f).  This Section 3.9(b)(i) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)                                  if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Fiscal Year, there shall be allocated to each Member (before any other allocation provided by this Article 3 is made, other than an allocation made pursuant to Section 3.9(b)(i) above) items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt (as defined in the Regulations), determined in accordance with Regulations Section 1.704-2(i).  The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i).  This Section 3.9(b)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(iii)                               In the event in any Fiscal Year any Member has an Adjusted Capital Account Deficit resulting from an unexpected adjustment, allocation or distribution described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such Fiscal Year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible such Member’s Adjusted Capital Account Deficit without creating or increasing an Adjusted Capital Account Deficit of any other Member.  If more than one of the Members has an Adjusted Capital Account Deficit resulting from such unexpected adjustment, allocation or distribution described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Company income and gain shall be allocated to the Members having Adjusted Capital Account Deficits in proportion to their respective Adjusted Capital Account Deficits.  This Section 3.9(b)(iii) is intended to constitute a “qualified income offset” under Regulations Section 1.704I(b)(2)(ii)(d).

(iv)                              In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company gross income and gain in an amount and manner sufficient to eliminate such excess as quickly as possible.

(v)                                 To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations Section.

(vi)                              Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Members in the same ratio as Net Income for such Fiscal Year or other period is allocated among the Members.

(vii)                           Partner Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Members who bear the economic risk of loss with respect to the loan to which such item of deduction is attributable.  This Section 3.9(b)(vii) is intended to comply with the provisions of Regulations Section 1.704-2(i) and shall be interpreted in accordance therewith.

(viii)                        To the extent that any Company expenditure, including, but not limited to, any management or other fee paid to an Affiliate of MHG or SWA, is disallowed as a deduction for purposes of computing the Company’s taxable income under Code Section 704 and instead is treated as a distribution to the payee pursuant to Code Section 731(a), then there shall be a special allocation of Company items of income to the payee (of an Affiliate thereof) in an amount equal to the amount of the payments received so treated as a distribution pursuant to Section 731(a).

Section 3.10                                Other Allocation Rules.  (a)  For purposes of determining the Net Income, Net Loss or any other items allocable to any period, Net Income, Net Loss and other items shall be determined on a daily, monthly, or other basis, as determined by the Members, using any permissible method under Code Section 706 and the Regulations thereunder.

(b)                                 Credits, or income resulting from the recapture of Credits, shall be allocated among the Members in accordance with the Code, Regulations and Applicable Law.

(c)                                  Whenever items of income or loss of the Company allocable hereunder consist of items of different character for tax purposes i.e., ordinary income, long-term capital gain, depreciation recapture, interest expense, etc.), the items of income or loss of the Company allocable to each Member shall include, to the extent possible, his pro rata share of each such item.

(d)                                 The Members are aware of the income tax consequences of the allocations made by this Article 3 and hereby agree to be bound by the provisions of this Article 3 in reporting their shares of Company income and loss for income tax purposes.

Section 3.11                                Tax Allocations.  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

If the Gross Asset Value of any Company asset is adjusted as provided in the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for federal income tax purposes and pursuant to Regulations Section 1.704-1(b), take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Section 3.12                                State and Local Items.  Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purposes shall be allocated to and among the Members in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Article 3 unless otherwise required by Applicable Law.

Section 3.13                                Distributions.  (a)  The Company shall distribute all available Net Cash from Operations and Capital Transaction Proceeds in accordance with this Section 3.13.

Subject to Sections 3.1(c) and (d), Net Cash from Operations and Capital Transactions Proceeds of the Company shall be distributed monthly to the Members in accordance with their Percentage Interests.

(b)                                 The Members intend that the Company Budgets for the Company shall include as an expense item reserves to be fixed by the Members from time to time, and the Members agree that distributions to the Members according to this Agreement will not be made if such distributions have the effect of impairing reserves.

(c)                                  Notwithstanding any other provision to the contrary, the Company may withhold from any distribution otherwise payable to a Member, any taxes payable by the Company with respect to amounts allocable or distributable to such Member.  Any amounts so withheld shall be paid by the Company to the appropriate taxing authority and shall be treated as amounts distributed to the Member.

(d)                                 In accordance with Section 3.1(d) hereof and notwithstanding anything in this Section 3.13 to the contrary, any amounts distributable pursuant to Section 3.13(a) to a Member who is a Defaulting Member shall not be paid to such Defaulting Member, but shall instead be paid to the Lending Member in payment of accrued and unpaid Default Loan Interest Return, if any, and in repayment of the principal of the Default Member Loan.  Any such amounts paid to the Lending Member shall be treated for all purposes of this Agreement as if distributed to the Defaulting Member pursuant to Section 3.13(a) hereof, and then paid by the Defaulting Member to the Lending Member pursuant to the terms of the Default Member Loan.  In the event of more than one Lending Member with respect to a particular Default Member Loan, such amounts shall be paid to the Lending Members pro rata in accordance with their Percentage Interests.

ARTICLE 4

MANAGEMENT

Section 4.1                                      Management of the Company.  Subject to the provisions of this Agreement (including this Section 4.1 and Section 4.2), the management of the company shall be by the Members.  MHG and SWA shall each use their respective best efforts to carry out the business of the Company as set forth in Section 2.3.  Simultaneously with the execution of this Agreement, the Company shall consent to or shall enter into the Hotel Management Agreement with the Hotel Manager, an Affiliate of MHG, for the management and operation of the Hotel.

Section 4.2                                      Limitation on Member’s Authority.  Except as otherwise expressly set forth herein, SWA and MHG shall jointly act for and bind the Company, and third persons dealing with the Company may fully rely upon any action taken or instrument executed on behalf of the Company jointly by SWA and MHG.

In furtherance and not in limitation of the foregoing, before the Company, or any Member on behalf of the Company, undertakes any of the following (a “Major Decision”), a Vote of the Members must approve the same in writing:

(a)                                  The changing of the capital structure of the Company, including, without limitation, the creation, issuance or allotment by the Company of any membership interests or any right or instrument convertible into membership interests in the Company, or the creation of options for new membership interests;

(b)                                 The modifying of this Agreement or any formation documents of the Company;

(c)                                  The appointing of or changing of auditors or investments bankers of the Company;

(d)                                 The obtaining or modifying of any borrowings, financings or refinancings by the Company;

(e)                                  The entering into of any joint venture or partnership by the Company or any subsidiary of the Company;

(f)                                    The purchasing, selling, leasing or disposing of any fee or leasehold real property (other than the sale of Units in accordance with the Business Plan);

(g)                                 The approving of the Construction Budget and the Business Plan and any modifications thereto;

(h)                                 The approving of any Company Budget subsequent to the Construction Budget;

(i)                                     Any voluntary bankruptcy filing, winding up, dissolution or receivership of the Company or any subsidiary of the Company;

(j)                                     The creating of any indebtedness for borrowed money or any other financing by the Company;

(k)                                  The voluntary creation of any lien on the Property not contemplated by financing approved by the Members or contesting the validity, amount or enforceability of any lien;

(l)                                     Subject to Section 5.7, the commencing or threatening of any litigation, legal proceeding, casualty or condemnation of any type on behalf of the Company and the direction of any such proceeding, including, without limitation, the settling, compromising or taking any other material action with respect to any litigation, legal proceeding, casualty or condemnation of any type by, against, or involving the Company or the Property;

(m)                               The mortgaging, pledging or other hypothecation of any assets of the Company, including the Property;

(n)                                 The causing of the Company, or any Member to be obligated as a surety, guarantor or accommodation party (except with regard to SWA, as applicable, under the Completion Guaranty);

(o)                                 The lending of funds belonging to the Company to any Person, or the extension of credit to any Person on behalf of the Company;

(p)                                 The confessing of judgment on behalf of the Company or any Member;

(q)                                 The changing of the purpose of the Company;

(r)                                    The merging or consolidating of the Company with another entity; or the incorporating or other changing of the nature of the Company from a limited liability company formed under Delaware law;

(s)                                  The hiring of, or transacting of any business with or entering into any Occupancy Agreements with, any Person in which either Member owns, directly or indirectly, an economic or beneficial interest (other than public companies), provided that the Members hereby approve the Affiliate Agreements;

(t)                                    The modifying or terminating of any Affiliate Agreement;

(u)                                 The agreeing to the settlement of any condemnation proceeding or insurance claim;

(v)                                 The selling, leasing or other disposing of all or substantially all of any Property or all or substantially all of the assets of the Company;

(w)                               The deciding whether to repair or rebuild in case of a material damage to the Property arising out of a casualty or condemnation, subject to the terms of existing mortgages, leases and other agreements previously approved by the Members;

(x)                                   The admitting of additional Members;

(y)                                 The selection and hiring of any architect, engineer or other professional to provide professional services to the Company in connection with the Project;

(z)                                   The selection and hiring of general contractors, construction managers and subcontractors with contracts worth in excess of $100,000, in connection with the renovation of the Building;

(aa)                            The selection and hiring on behalf of the Company of accountants, attorneys, auditors and other consultants;

(bb)                          The approval and filing of a plan of condominium ownership for the Property;

(cc)                            The approval, amendment or termination of the Construction Documents;

(dd)                          The approval of the Plans and Specifications, and any modifications or amendments thereto;

(ee)                            The commencement of any legal action or proceedings, arbitration, and real estate tax certiorari proceedings challenging over-assessment of the Property;

(ff)                                Notwithstanding the above, any decisions with respect to an Affiliate Agreement or any matter pertaining to an Affiliate, shall be made solely by the “non-affiliated” Member, and all action pursued pursuant to such decision shall be directed and controlled by said Member;

(gg)                          Any Member shall promptly give the other Members notice of any Major Decision that is proposed to be undertaken.  The other Member shall have ten (10) business days to approve or disapprove of any Major Decision (other than approval of the Construction Budget and Business Plan, which are to be approved as provided below, and pursuant to Section 6.1, for the initial Construction Budget and Business Plan, and Section 5.6 as to any modifications to the Construction Budget or subsequent Business Plan).  Notwithstanding the foregoing time periods for response to a notice of Major Decision, if the notifying Member shall, in such notice for a Major Decision, state that such Major Decision is needed to handle or resolve an Emergency Condition, the other Members shall approve or disapprove the Major Decision proposed by such Member within three (3) business days.  If a Member shall fail to disapprove a request for approval or shall fail to give its consent during the appropriate time period, that Member shall be deemed to have approved of the proposed action.  Any notice of disapproval shall set forth with reasonable specificity the reasons therefor.  Notwithstanding the foregoing, with respect to leasing matters, the Members may grant or withhold their consent to any proposed lease, license or concession agreement in their absolute and sole discretion.

(hh)                          In the event the Members have not approved the Construction Budget, the Business Plan, any subsequent Company Budget, or any modification thereto that requires the approval of Members within (x) 30 days from the date of the initial submission for the approval of the Members in the case of the initial Construction Budget or Business Plan or (y) 15 days for any subsequent Company Budget or modification to an approved Construction Budget or Business Plan, any Member may submit such dispute to arbitration as provided in Article 13 hereof.  Until such time as such dispute is resolved (either by consensus or arbitration) the following shall control:

(i)                                     With respect to any Company Budget subsequent to the Company Budget for the first fiscal year of the Company, each line item shall be increased by the greater of the increase in Consumer Price Index over the prior year or four percent (4%) over the prior year Company Budget except with respect to line items for Necessary Sums which line items may be increased without the Members’ consent by the actual amount of any increase;

(ii)                                  With respect to any mid-year modification to a subsequent Company Budget which requires the approval of the Members, there shall be no increase above 1 % of such budget; and

(iii)                               With respect to the approval of the Construction Budget, the initial Business Plan, or any modifications thereto no such budget or plan shall be approved until resolved by the Members or by arbitration pursuant to Article 13.

Section 4.3                                      Designated Representatives.  SWA hereby designates Abraham A. Galbut as its authorized representative with whom MHG and its representative may deal in connection with any decisions or actions requiring input or approval from SWA.  MHG hereby designates Marc Gordon as its authorized representatives with whom SWA and its representatives may deal in connection with any decisions or actions requiring input or approval from MHG.  Either Member may change its designated representatives upon written notice to the other Member.

Section 4.4                                      Compensation of Members.  Except as expressly provided herein, the Members, as such, shall not receive any compensation for their services to the Company; provided, however, that to the extent approved by the Members in the Construction Budget, any Company Budget or the Members and the appointed officers, if any, may charge to the Company and pay out of Company funds, as and when available, all reasonable, actually incurred, direct out-of-pocket expenses incurred by them in performing such Member’s duties hereunder; and provided, further, that nothing herein contained shall affect the right of the Hotel Manager to receive fees and reimbursements provided for under the Hotel Management Agreement.

Section 4.5                                      Indemnification of Members.  No Member shall be liable, in damages or otherwise, to the Company or to any of the Members for any act or omission performed or omitted by such Member pursuant to authority granted by this Agreement, except to the extent such act or omission results from the Member’s willful misconduct or bad faith or gross negligence.  The Company shall indemnify, defend and hold harmless the Members and their respective officers, directors, partners, members, agents, representatives and Affiliates, and each of them, from and against any claim or liability of any nature whatsoever, including, without limitation, reasonable attorneys’ fees and expenses, arising out of or in connection with the assets or business of the Company, except where attributable to the willful misconduct or bad faith or gross negligence of such Member.  Each of the Members shall be entitled to rely on the advice of counsel or certified public accountants, and any act or omission of a Member in good faith reliance on such advice shall in no event subject such Member to liability to the Company or any Member.

ARTICLE 5

DUTIES OF MEMBERS

Section 5.1                                      Specified Duties.

(a)                                  MHG shall, in conformance with Section 4.1, and to the extent not delegated to the Hotel Manager pursuant to the Hotel Management Agreement, or otherwise provided in this Article 5, from and after the Opening Date oversee day-to-day operations of the Property;

(b)                                 SWA shall, in conformance with Section 4.1, and to the extent not delegated to or performed by the Project Manager under the Project Management Agreement or otherwise provided in this Article 5, oversee the day-to-day operation of the Property prior to the Opening Date.

(c)                                  Notwithstanding anything contained in this Agreement to the contrary, SWA, without the approval of MHG, shall have the sole right to act for and on behalf of the Company in connection with enforcing compliance by the Hotel Manager with the terms of the Hotel Management Agreement, and is authorized to exercise remedies, including, without limitation, the right of termination pursuant to the applicable terms of the Hotel Management Agreement.

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, MHG, without the approval of SWA, shall have the sole right to act for and on behalf of the Company in connection with enforcing compliance by the Project Manager with the terms of the Development Agreement.  MHG is authorized to exercise remedies of the Company as against the Project Manager, including, without limitation, the right of termination pursuant to the applicable terms of the Development Agreement.

Section 5.2                                      Books and Records.  The Members hereby designate MHG to perform, or cause to be performed, all general and administrative services on behalf of the Company and in pursuance thereof MHG shall maintain complete and accurate books of the Company with respect to its operations at the Company’s principal office at the Project showing the interests of the Members, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs, including the maintenance of a Capital Account for each Member.  No Member shall be entitled to any fee for performing any such general and administrative services.  The books of the Company and the Owner shall be kept on the cash basis in accordance with generally accepted accounting principles, consistently applied, and shall be open to inspection and examination by each Member at all reasonable times.  SWA shall provide to MHG financial information for the Property with respect to the period prior to the Opening Date necessary for the preparation of the above described books of the Company.

Section 5.3                                      Reports.  The Members hereby designate MHG, to, provide:

(a)                                  as promptly as practicable and in any event within twenty (20) days after the close of each month, a balance sheet, a statement of profit and loss of the Company, a statement of Net Cash from Operations of the Company, and a statement of each Member’s Capital Account, Adjusted Capital and Actual Capital, all for such period;

(b)                                 as promptly as practicable and in any event within thirty (45) days after the close of each quarter, a balance sheet, a statement of profit and loss of the Company, a statement of Net Cash from Operations of the Company, and a statement of each Member’s Capital Account, Adjusted Capital and Actual Capital, all for such period;

(c)                                  as promptly as practicable and in any event within ninety (90) days after the end of each Fiscal Year, a balance sheet of the Company as of the end of such year showing its net worth and containing a statement of each Member’s Capital Account, Adjusted Capital and Actual Capital and statements of profit and loss, Net Cash from Operations, of the net and distributable proceeds received from each Capital Transaction, and the sources and applications of funds of the Company for such year;

(d)                                 promptly upon receipt thereof, one copy of each other report submitted to the Company by the Company’s accountants in connection with any annual, interim or special audit made by them of the books or records of the Company;

(e)                                  as promptly as possible following the end of each Fiscal Year (but no later than April 1 of such Fiscal Year), a copy of the Company’s federal, state and local (if any) returns of income for said Fiscal Year, with Schedule K-1 attached to the federal return, prepared by the Company’s accountants, together with a statement of such accountants showing the amount of Net Income, Net Loss, capital gain and other items allocable to each Member for federal, state and local income tax purposes; and

(f)                                    from time to time and with reasonable promptness, such further information in respect of the business, affairs and financial condition of the Company as any of the Members may reasonably request.

SWA shall provide to MHG financial information for the Property (and the Project) with respect to the period prior to the Opening Date necessary for the timely preparation of the above-described financial reports and returns.

No Member shall be entitled to any fee for performing any of the duties set forth in this Section 5.3.

Section 5.4                                      Tax Returns; Tax Elections.  MHG shall cause to be prepared and filed, at the expense of the Company, all required state and federal informational tax returns for the Company on or before the date that such returns are due, and shall cause to be prepared and delivered to the other Member, by March 15 of each year, all completed informational returns due to the Members, including without limitation, K-1 forms.  All expenses incurred in connection with the above shall be borne by the Company.  Except as otherwise expressly provided herein, MHG, subject to the consent of SWA (which consent shall not be unreasonably withheld) shall make all applicable elections, determinations and other decisions under the Code (or any other federal or state law), including without limitation, the deductibility of a Company’s tax return, and shall approve, subject to the consent of SWA (which consent shall not be unreasonably withheld) the settlement or compromise of all audit matters raised by the Internal Revenue Service or other taxing authority affecting the Members generally.  The Members each shall take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company in accordance with the foregoing consent requirements.

Section 5.5                                      Tax Controversies.  (a)  The Members hereby designate MHG as tax matters partner (the “Tax Matters Partner”) as defined in Section 6231(a)(7) of the Code, and the Members will take such actions as may be necessary, appropriate, or convenient to effect the designation of such Tax Matters Partner.  The Tax Matters Partner and the other Members shall use their best efforts to comply with the responsibilities outlined in this section and in Section 6231 of the Code (including any Regulations promulgated thereunder).

(b)                                 The Members shall furnish the Tax Matters Partner with such information as the Tax Matters Partner may reasonably request.

(c)                                  The Tax Matters Partner shall not enter into an agreement with the IRS to extend the period of assessment regarding Company and the Owner items (as defined in Section 6231(a)(3) of the Code, but substituting the term “Company” and the term “Owner” for the term “partnership”) without the written consent of the Members.

(d)                                 No Member shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of Company items for any taxable year of the Company and the Owner without first notifying the other Members.  If the other Member agrees with the requested adjustment, the Tax Matters Partner shall file the request for administrative adjustment on behalf of the Company and the Owner.  If the Members do not reach agreement within thirty days or within the period required to timely file the request for administrative adjustment, if shorter, any Member may file a request for administrative adjustment on its own behalf.  If, under Section 6227 of the Code, a request for administrative adjustment which is to be made by the Tax Matters Partner must be filed on behalf of the Company and the Owner, the Tax Matters Partner shall also file such a request on behalf of the Company and the Owner under the circumstances set forth in the preceding sentence.

(e)                                  If an audit of any of the Company’s or Owner’s Tax Returns shall occur, the Tax Matters Partner shall, at the expense of the Company or Owner, as applicable, notify the Members thereof, participate in the audit and subject to paragraph (g) of this Section 5.5, contest, settle or otherwise compromise assertions of the auditing agent which may be adverse to the Company or the Owner.  The Tax Matters Partner may, if it determines that the retention of accountants and/or other professionals would be in the best interests of the Company or the Owner, as applicable, retain such accountants and/or other professionals to assist in such audits.

(f)                                    If any Member intends to file a petition under Sections 6226 or 6228 of the Code with respect to any Company item or Owner or other tax matter involving the Company or the Owner, the Member so intending shall notify the other Members of such intention and the nature of the contemplated proceeding.  Such notice shall be given in a reasonable time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.  If the Members do not agree on the appropriate forum, the petition shall be filed with the United States Tax Court.  If any Member intends to seek review of any court decision rendered as a result of the proceeding instituted under the preceding part of this subsection, such party shall notify the others of such intended action.

(g)                                 The Tax Matters Partner shall not bind any Member to a settlement agreement without the approval of such Member.  If any Member enters into a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, it shall notify the other Members of such settlement agreement and its terms within thirty days from the date of settlement.

Section 5.6                                      Budgets/Business Plans.  (a)  The Construction Budget shall be prepared in accordance with Section 6.1 hereof.

(b)                                 The budget for the operations of the Company (the “Company Budget”) shall be prepared jointly by the Members no later than sixty (60) days prior to the start of each Fiscal Year, except that the Company Budget for the initial Fiscal Year shall be prepared within thirty (30) days from the date hereof.

Section 5.7                                      Notice of Suits.  Any Member obtaining knowledge of the commencement of any suit or legal proceeding against the Company, Owner or a Property shall promptly notify the other Members thereof, and will forward with such notice copies of the summons, complaints and other pertinent documents relating to such action or proceeding, including a copy of all pleadings.  The Members shall thereafter control the defense of all suits and proceedings that are covered by insurance or are of the type that would customarily arise in the hospitality industry in the ordinary course of operating a hotel open to the general public (the “Ordinary Course Litigation”).  The control and management of any suits and proceedings that are not Ordinary Course Litigation shall be determined on a case by case basis by the Members.

ARTICLE 6

CONSTRUCTION BUDGET/CAPITAL PLAN

Section 6.1                                      Construction Budget; Business Plan.  Following acquisition of the Property, the Members shall cooperate in preparing an initial plan (the “Business Plan”) and budget for the financing and development of the Property (the “Construction Budget”).  SWA shall within 120 days of the date hereof prepare and submit for the Members’ review and approval a preliminary Construction Budget, which shall include a renovation and development schedule identifying the projected dates for the commencement and completion of the improvements to the Property at various stages of renovation and development, and shall set forth all revenues and expenses, including, without limitation, all costs, fees and expenses required for the construction and renovation of the Property.  The Members shall jointly prepare a Business Plan, which shall be prepared in a manner consistent with a market standards applicable to facilities similar to the Project, and shall set forth the parameters, guidelines and assumptions pursuant to which the Company will effectuate the performance of the purposes of the Company, including, without limitation, the proposed terms and timing of the condominium conversion, the proposed terms of any condominium unit sale price, preparation and release of promotional and advertising materials relating to the Project (subject to Section 12.15 hereof) and financing of the costs and expenses to be incurred by the Company in connection with the Project.  The Members shall cooperate in providing to each other such supporting documentation, reports and other supporting documents as may be reasonably requested by them for review of the proposed Construction Budget and Business Plan, including projected gross income, projected gross and net proceeds from the sale of Units, operating expenses, projected reserves of working capital, replacements and other cash requirements. Following approval of the Construction Budget, SWA shall be primarily responsible for implementation and development of the Property consistent with the budgetary limitations of the Construction Budget and the terms of the Project Management Agreement.

Section 6.2                                      Management of the Property.  Commencing on the Opening Date, Hotel Manager, an affiliate of MHG, will manage the Property pursuant to the Hotel Management Agreement.

Section 6.3                                      Financing.  The Company intends to obtain construction financing in connection with the redevelopment of the Property.  The Members will each use their best efforts to satisfy, or cause to be satisfied, all the conditions to such financing which are within its control and shall use good faith, diligent, reasonable efforts to satisfy, or cause to be satisfied, all conditions to such financing which are not within its control.

ARTICLE 7

TRANSFERS OF COMPANY INTERESTS

Section 7.1                                      Interests of Members.  (a)  Without the prior written consent of a the Members, (i) no Member shall sell, assign, pledge, encumber, otherwise dispose of or hypothecate, by operation of law or otherwise (collectively referred to as a “Transfer”), its Interests in the Company or any part thereof, or withdraw from or seek to terminate the Company; and (ii) except as expressly permitted below, no Person which is, or which holds, directly or indirectly, an interest in any entity which is, one of the Persons comprising the Members shall Transfer all or any portion of such indirect Company interest.

Notwithstanding the foregoing, but subject to any agreements of the Company or its Members in connection with the financing of the Project, a Member may at any time Transfer 100% (but not less than 100%) of its Interests in the Company to a Person that is wholly-owned by such Member (or the parent of such Member).

(b)                                 Notwithstanding Section 7.1 (a) or anything contained in this Agreement to the contrary, the prior written consent of the Members shall not be required for the following Transfers (each, a “Permitted Transfer”) provided the same shall not be or cause a default under the terms of any financing obtained by the Company in connection with the Project:

(i)                                     a Transfer by the initial ultimate beneficial owners of an initial Member, directly or indirectly, to a transferee so long as at all times (a) with respect to SWA, Abraham Galbut and his family members (or a transferee(s) pursuant to clause (ii) below) owns and holds, directly or indirectly, 51% of the ultimate beneficial ownership of SWA and Abraham Galbut controls the day to day operations and management of SWA and makes all decisions for SWA, and (b) with respect to MHG, Morgans Group LLC (or a transferee(s) pursuant to clause (ii) below) own and hold, directly or indirectly 51% of the ultimate beneficial ownership of MHG and control the day-to-day operations and management of MHG; provided, however, that, with respect to SWA (or a transferee(s) pursuant hereto or to clause (ii) below), any transferee of such an interest shall not be a Person who engages, through itself or through an Affiliate, as its principal business, in the ownership, operation or management of hotels or other hospitality facilities and with respect to both SWA and MHG, no such transferee shall impair the ability of the Company, the Hotel Manager or its Affiliates to obtain or retain a liquor license for the hotel or any restaurant, bar or lounge in the Property;

(ii)                  any Transfer by any Person which holds, directly or indirectly, a beneficial interest in a Member, to a trust, family partnership or other similar device established by or for the benefit of immediate family members of the ultimate beneficial owners of the Members as of the date hereof; provided, however, that any transferee of such an interest shall not be a Person who would impair the ability of the Company, the Hotel Manager or its Affiliates to obtain or retain a liquor license for the hotel or any restaurant, bar or lounge in the Property.

(c)                                  Any Transfer permitted by this Article 7 shall be effected only by a written instrument of assignment and assumption, provided that for any Transfer the instrument of transfer provides for the assumption of the assignor’s liabilities and obligations hereunder and has been duly executed by the assignor of such interest and by the assignee/transferee (or any party having an interest therein).  The Member making a Transfer shall notify the other Members of any permitted Transfer of any beneficial interest in a Member which occurs without a transfer of record ownership.  No Transfer of a Member’s Interests in the Company (including the transfer of any rights to receive or share in profits, losses, income or the return of contributions) shall be effective unless and until written notice (including the name and address of the proposed purchaser, transferee, or assignee and the date of such transfer) has been provided to the Members.  In addition, in the event of the death of any person owning a direct or indirect beneficial interest in the Company, such interest may be sold, transferred or assigned pursuant to the decedent’s will.

(d)                                 At no time may a Member Transfer less than 100% of its respective direct Interests in the Company.  No permitted transferee of any indirect interest in a Member shall have any rights to vote or participate in any management of the Company.

(e)                                  Notwithstanding anything in this Agreement to the contrary, no Transfer of any Interest shall be made if counsel for the Company shall be of the opinion that such transfer or assignment would (i) be in violation of the Securities Act of 1933 Act, as amended, or any securities or “blue sky” laws of any applicable state, or (ii) cause the Company to be treated as a corporation for federal income tax purposes.

(f)                                    Any Transfer in contravention of any of the provisions of this Article 7 hereof shall be void and ineffective and shall not bind or be recognized by the Company.

Section 7.2                                      Interests of other Members.  The Company shall not be dissolved by the bankruptcy of any Member, or by the liquidation, dissolution, other cessation to exist as a legal entity or bankruptcy of any Members, but the representative or successor of such Member may be admitted to the Company as a substitute Member upon executing such documents as the remaining Members may reasonably require to evidence such person’s agreement to be bound by this Agreement.

Section 7.3                                      Buy-Sell.  (a)  From and after the date that is the earlier of (i) three (3) years from the Opening Date or (ii) five (5) years from the date hereof, SWA, on the one hand, or MHG, on the other hand, may, subject to the provisions of the documents underlying or securing a financing of the Property, elect to make a purchase offer pursuant to the provisions of this Section 7.3.  The Member desiring to exercise such right (the “Offeror”) shall do so by giving written notice of such election (the “Notice of Election”) to the other Member (the “Offeree”).  The Notice of Election shall state the aggregate dollar amount (the “Valuation Amount”) which the Offeror would be willing to pay for the assets of the Company as of the Closing Date (hereinafter defined), free and clear of all liabilities, and shall set forth a calculation of the amounts which the Offeror and the Offeree would receive, respectively, from the sale of their Interests, after applying the subsequent provisions of this Section 7.3.  The provisions of this Section 7.3 shall apply notwithstanding anything to the contrary contained elsewhere in this Agreement.

(b)                                 After receipt of the Notice of Election, the Offeree shall either (i) sell all of its Interests to the Offeror for an amount equal to the amount which the Offeree would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and the Company distributed the net proceeds of sale it would be entitled to receive to the Members in satisfaction of their Interests in the Company pursuant to Article 8, or (ii) purchase all of the Interests of the Offeror for an amount equal to the amount which the Offeror would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount on the Closing Date and the Company had immediately paid all Company liabilities and the Company distributed the net proceeds of sale it would be entitled to receive to the Members in satisfaction of their Interests in the Company pursuant to Article 8, but without reserves for contingent liabilities.  The Offeree shall have sixty (60) days after the receipt by the Offeree of the Notice of Election in which to exercise either of the foregoing options by giving written notice (the “Exercise Notice”) of such election to the Offeror.  If the Offeree does not exercise the option to purchase set forth in clause (b) above by giving written notice of such election within such time period, then the Offeree shall be deemed to have elected to sell its Interests to the Offeror.  Within sixty (60) Business Days after the Offeree has exercised its option, the Member thereafter obligated to acquire the Interests of the selling Member shall deposit in escrow with such selling Member a non-refundable (except in the event of the selling Member’s failure to consummate the transaction other than due to a default by the acquiring Member) earnest money deposit equal to ten percent (10%) of the amount which the selling Member is entitled to receive for its Interests pursuant to this Section 7.3, which amount shall be applied to the purchase price at closing.  If the acquiring Member should thereafter fail to consummate the transaction, such amount shall be retained by the selling Member, free of all claims of the acquiring Member, as the selling Member’s sole and exclusive remedy and as liquidated damages for such failure, provided, however, that the selling Member shall also have the option, exercisable by written notice to the defaulting acquiring Member within thirty (30) days of such default to acquire the Interest of the defaulting acquiring Member at ninety-five percent (95%) of the amount the defaulting acquiring Member would receive at the Valuation Price.

(c)                                  The closing of an acquisition pursuant to this Section 7.3 shall be held at the principal place of business of the Company on a mutually acceptable date (the “Closing Date”) not later than ninety (90) days after the date of the Offeree’s Exercise Notice (whether deemed or otherwise) or after the exercise of the selling Member’s option to purchase the defaulting acquiring Member’s Interest, as the case may be, under this Section 7.3.  At the closing, the following shall occur:

(i)                                     The selling Member shall transfer and assign to the acquiring Member, free and clear of all liens, claim and encumbrances, with covenants of general warranty, the Interests being disposed of, and shall execute and deliver to the acquiring Member all documents which may be reasonably required to give effect to the acquisition of such Interests;

(ii)                                  The acquiring Member shall pay to the selling Member the consideration therefore in cash;

(iii)                               If any selling Member (or any Affiliate thereof) is personally liable (whether by virtue of being a guarantor or otherwise) for any liabilities or obligations of the Company, the obligation of the selling Member to deliver the documents of transfer referred to in clause (i) of this Section 7.3(c) shall be subject to the condition precedent that the selling Member (and any such Affiliate with personal liability) shall have received (x) a written release with respect to all such liabilities and obligations, in form and substance reasonably satisfactory to the selling Member (and any such Affiliate), from the party or parties to whom such liabilities and obligations are owed, or (y) an indemnification with respect to all such liabilities and obligations, in form and substance satisfactory to the selling Member (and any such Affiliate) in its sole discretion (acting reasonably), from the acquiring Member or a creditworthy Affiliate; and

(iv)                              Any and all required consents to such transaction from the Company’s lenders shall have been obtained and delivered by the Offeror to the Offeree.

ARTICLE 8

DISSOLUTION AND LIQUIDATION

Section 8.1                                      Dissolution.  The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a)                                  The sale, transfer or other disposition of the Property;

(b)                                 The written agreement of all of the Members to dissolve the Company; or

(c)                                  The entry of a decree of judicial dissolution under the Act.

Section 8.2                                      Winding up Affairs.  Upon dissolution of the Company, the assets of the Company shall be distributed in the following order of priority:  (a) the debts and liabilities, if any, of the Company other than debts and liabilities to Members shall be paid in the order of priority provided by law; (b) then there shall be set aside such sum as is necessary as a reserve for contingent liabilities of the Company, including, without limitation, expenses for dissolution (which sum, if not needed or used, shall be added to the balance to be distributed as hereinafter provided); (c) then the remaining debts and liabilities, if any, of the Company to the Members shall be paid in the order of priority provided by law; (d) then to the Members in accordance with the provisions of Section 3.13.  In the, event such liquidation constitutes a dissolution of the

Company, in the discretion of the Members, by unanimous agreement, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Section 8.2 may be distributed to a trust established for the benefit of the Members, by unanimous agreement, for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company.  The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Members, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.  The Members shall cause final accounting reports and income tax filings on the Company and each Member’s interest to be prepared after audit, and in accordance with generally accepted accounting principles, consistently applied, and to be delivered to each Member.  Such accounting reports shall be prepared as promptly as practicable and shall include at least the reports and materials required under Section 5.3 for the Company’s annual reports.

Section 8.3                                      Distribution of Non-Liquid Assets.  If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of the Gross Asset Value thereof and any Member entitled to an interest in such assets shall receive such interest therein as a tenant-in-common with all other Members so entitled after the Capital Accounts of the Members have been adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such assets (that has not previously been reflected in the Capital Accounts of the Members) would have been allocated among the Members if there were a taxable disposition of such assets for their fair market value (taking into account Section 7701(g) of the Code) on the date of distribution.  The Gross Asset Value of such assets shall be determined by an appraiser selected by a the Members.  If there then be more than one Member and if, in the judgment of the Members, unanimously exercised, it shall not be feasible to distribute to each Member an adequate share of each asset, the Members may allocate and distribute specific assets to one or more Members as tenants-in-common as the Members shall determine to be fair and equitable.

Section 8.4                                      Orderly Liquidation.  A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant upon a liquidation.

Section 8.5                                      Deficit Upon Liquidation.  Upon liquidation no Member shall be liable to the Company for any deficit in such Member’s Capital Account.

ARTICLE 9

MEETINGS OF MEMBERS

Section 9.1                                      Meetings.  The Company shall not be required to hold meetings of the Members annually.  Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Members at any time.

Section 9.2                                      Place of Meetings.  The Members may designate any place, either within or without Florida, as the place for any meeting of the Members.  If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal office of the Company.

Section 9.3                                      Teleconference.  Members may participate in any Members’ meeting through the use of any means of conference telephones or similar communications equipment as long as all Members participating can hear one another.  A Member so participating shall be deemed to be present in person at the meeting.

Section 9.4                                      Action by Members Without a Meeting.

(a)                                  Action required or permitted to be taken at a meeting of Members may be taken without a meeting, without prior notice and without a vote of the Members if the action is evidenced by one or more written consents describing the action taken, signed by Members whose Interests represent the percentage required for the taking of such action.

(b)                                 In the event that the action that is consented to is such as would have required the filing of articles or a certificate under any Section of the Act, if such action had been voted on by Members at a meeting thereof, such articles or certificate filed under such Section shall state, in lieu of any statement required by such Section concerning any vote of Members, that written consent has been given as provided in the Act.

Section 9.5                                      Waiver of Notice.  When any notice is required to be given to any Member, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of the notice.  The attendance by any Member at any meeting of Members, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of the meeting, shall constitute a waiver of notice by such Member of such meeting.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

Section 10.1                                Representations by MHG.  MHG represents and warrants that (a) MHG is duly organized, validly existing and qualified and empowered to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement; (b) MHG has the legal authority and ability to execute this Agreement and all documents in connection herewith; (c) neither the execution and delivery of this Agreement nor its performance by MHG will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which it or any of its members is a party or by which it is bound; and (d) this Agreement is valid and enforceable against MHG in accordance with its terms and each instrument to be executed by MHG pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against MHG in accordance with its terms, subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and (ii) the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

Section 10.2                                Representations by SWA.  SWA represents and warrants that (a) SWA is duly organized, validly existing and qualified and empowered to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement; (b) SWA has the legal authority and ability to execute this Agreement and all documents in connection herewith; (c) neither the execution and delivery of this Agreement nor its performance by SWA will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which it or any of its members is a party or by which it is bound; (d) this Agreement is valid and enforceable against SWA in accordance with its terms and each instrument to be executed by SWA pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against SWA in accordance with its terms, subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and (ii) the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

Section 10.3                                Indemnity.  Each of the Members hereby agrees to indemnify and hold the other harmless from and against any and all losses, liabilities, costs, claims, suits, actions, damages, penalties, charges and expenses, including reasonable attorneys’ fees and disbursements, arising in connection with any representation or warranty contained herein being untrue in any material respect.

ARTICLE 11

FEES TO MEMBERS

Section 11.1                                Project Management Fee.  SWA shall be paid a project management fee pursuant to and on the terms set forth in a separate project management agreement (the “Project Management Agreement”) between SWA and 1100 West Properties, LLC.

Section 11.2                                Marketing Fee.  From the proceeds realized by the Company from the sales of each Unit:

(a)                                  Project Manager shall receive a marketing fee as provided in the Project Management Agreement for the supervising of the sales and marketing of the Units.  The aforesaid marketing fee consists of a Base Marketing Fee and an Incentive Marketing Fee (as both such terms are defined in the Project Management Agreement).

(b)                                 Hotel Manager shall receve a franchise fee as provided in the Hotel Management Agreement.  The aforesaid franchise fee consists of a Base Franchise Fee and an Incentive Franchise Fee (both as defined in the Hotel Management Agreement).

The fees described above shall be payable as each Unit closing occurs.  In the event that the Project Lender shall not permit sufficient closing proceeds to be retained by the Company to pay all of the Incentive Marketing Fee or the Incentive Franchise, the same shall be paid to parties pro rata to extent of available sales proceeds. Any fees deferred hereunder shall be paid from available funds when payment of the same is no longer prohibited by the Project Lender.

ARTICLE 12

MISCELLANEOUS

Section 12.1                                Notices.  All notices, requests, approvals, consents, statements and other communications required or permitted to be given or furnished hereunder to any Member (collectively, a “notice”) shall be made in writing and shall be deemed to have been properly given or made if (a) delivered personally or (b) sent by reputable overnight courier prepaid, addressed to the Member to receive same at his or its address set forth below or at such other address as such Member may from time to time designate by notice to the other Members given in accordance with this Section 11.1, which courier notice shall be deemed sufficiently given or made three business days after the time the same is delivered to a respectable overnight courier.  The current addresses of the Members are:

MHG:	c/o Morgan Hotel Group Co. 475 Tenth Avenue New York, New York 10018 Attention: Marc Gordon Telephone: 212-277-4140 Facsimile: 212-277-4270

With a copy to:	McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10017 Attention: Keith M. Pattiz, Esq. Telephone: 212-547-5379 Facsimile: 212-547-5444

SWA:	c/o Sanctuary Holdings 4770 Biscayne Boulevard Miami, Florida 33137 Attention: Abraham Galbut Telephone: 305-674-4848 Facsimile: 305-531-6987

With a copy to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 Attention: Steven E. Goldman Telephone: 305-579-0561 Facsimile: 305-961-5561

Section 12.2                                Entire Agreement.  This Agreement contains the entire understanding and agreement among the Members with respect to the subject matter hereof and supersedes any prior written or oral understandings or agreements between them with respect thereto.

Section 12.3                                Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the Act.  In the event of any conflict between any provisions of this Agreement and any non-mandatory provisions of the Act, the provisions of this Agreement shall control and take precedence.  Venue for any action arising under this Agreement shall be in Miami-Dade County, Florida and the parties submit to the jurisdiction of the state and (to the extent permitted by Florida law) federal courts in the State of Florida, situated in Miami-Dade County, Florida, for purposes of any such action.

Section 12.4                                No Oral Modification.  This Agreement may not be changed, terminated, amended or modified orally or in any manner other than by a writing signed by the Member to be charged.

Section 12.5                                Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Members, their respective permitted successors and assigns, and their respective heirs, executors and representatives.

Section 12.6                                Severability.  Each provision of this Agreement is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof.

Section 12.7                                Captions.  Sections and paragraph captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 12.8                                Person and Gender.  As used in this Agreement, the neuter gender shall include the masculine and feminine genders and the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural.

Section 12.9                                Further Assurances.  Each Member agrees to do all acts and things, and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

Section 12.10                          Partition.  Each Member does hereby waive any right to partition or the right to take any other action that might otherwise be available to such Member outside of the provisions of this Agreement for the purpose of severing his or her relationship with the Company or such Member’s interest in the property held by the Company from the interests of the other Members until the dissolution and completion of the liquidation of the Company.

Section 12.11                          Third-Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any of the creditors (other than persons entitled to exculpation or indemnification hereunder), of the Company or any creditors of any Member or any other Person not a party hereto.  No creditor that makes a non-recourse loan to the Company shall have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Company other than as a secured creditor.

Section 12.12                          Broker.  Each Member, represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with this Agreement, the acquisition of the Company’s interest in the Owner or the acquisition of the Property.  Each Member agrees that each will indemnify, defend and hold the other and the Company free and harmless from the claims of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented such Member respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the conveyance of the Project, which indemnities shall survive the date hereof.

Section 12.13                          WAIVER OF JURY TRIAL.  EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

Section 12.14                          Costs.  Except as otherwise provided in this Agreement, or in an approved Business Plan then in effect, the Company shall be responsible for paying, and shall pay, whether incurred before or after the date hereof, all costs and expenses related to the organization of the Company (including legal fees and expenses of the Members in connection with the preparation and negotiation of this Agreement), all costs and expenses related to the business of the Company, and of acquiring, holding, owning, developing, serving, collecting upon and operating the Property (including, without limitation, the cost of obtaining any reports of engineers, environmental engineers, architects and similar reports obtained in connection with the acquisition of the Property and any financing obtained for such acquisition, and legal fees incurred in connection with the negotiation and execution of the Contract, the Development Agreement, the Hotel Management Agreement and all fees and expenses incurred in connection with any financing obtained for the acquisition and/or redevelopment of the Property).  In no event, however, shall the Company have any obligation to pay or reimburse a Member for any general overhead expense of such Member.

Section 12.15                          Publicity.  MHG and SWA shall agree on all publicity with respect to the announcement of this Agreement and the transactions contemplated hereby.  All subsequent press releases, marketing and related materials shall be produced at the direction of MHG and be subject to the approval of SWA.

Section 12.16                          Intellectual Property.  Notwithstanding any contrary provision of this Agreement, MHG and its affiliates shall retain all rights to all service names, trade names, trade marks and copyrights used in connection with the Hotel, any such use being permitted by a separate written license agreement, which agreement shall be revocable at any time by Morgans Hotel Management LLC upon (i) the termination of the Hotel Management Agreement or (ii) the consent of the Members.  Notwithstanding any contrary provision of this Agreement, SWA and its affiliates shall retain all rights to all service names, trade names, trademarks and copyrights, if any, that is owned by SWA or its affiliates and used in connection with the Project.

Section 12.17                          Bank Accounts.  Subject to the terms of any agreements for the financing of the acquisition and redevelopment of the Property and the Hotel Management Agreement, the Company may, from time to time, establish one or more accounts (collectively, the “Company Accounts”) into which funds collected or received under this Agreement, which are not required to be held (whether as a reserve or otherwise) in an operating account maintained by the Hotel Manager, shall be deposited.  MHG and SWA shall each designate signatures and each account shall require two signatures, one from MHG and the other from SWA.  Furthermore, the Members may establish specific operating accounts that may only require a single signature.

ARTICLE 13

SPECIAL PURPOSE ENTITY COVENANTS

Section 13.1                                Special Purpose Entity Covenants.  Notwithstanding any provision hereof or of any other document governing the formation, management or operation of the Company to the contrary, the following shall govern: For so long as any mortgage lien exists on the Property, in order to preserve and ensure its separate and distinct identity, in addition to the other provisions set forth in this Agreement, the Company shall conduct its affairs in accordance with the following provisions:

(i)                                     maintain its own separate books and records and bank accounts;

(ii)                                  at all times hold itself out to the public and all other Persons as a legal entity separate from any Member and any other Person;

(iii)                               file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(iv)                              not commingle its assets with assets of any other Person;

(v)                                 conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(vi)                              maintain separate financial statements;

(vii)                           pay its own liabilities only out of its own funds;

(viii)                        maintain an arm’s-length relationship with its affiliates and each Member;

(ix)                                pay the salaries of its own employees, if any;

(x)                                   not hold out its credit or assets as being available to satisfy the obligations of others;

(xi)                                allocate fairly and reasonably any overhead for shared office space;

(xii)                             use separate stationery, invoices and checks;

(xiii)                          not pledge its assets for the benefit of any other Person;

(xiv)                         correct any known misunderstanding regarding its separate identity;

(xv)                            maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(xvi)                         observe all Delaware limited liability company formalities;

(xvii)                      not acquire any securities of any Member;

(xviii)                   cause the agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company;

(xix)                           guarantee any obligation of any Person, including any affiliate;

(xx)                              engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 2.3, or this Section 12;

(xxi)                           incur, create or assume any indebtedness;

(xxii)                        make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person;

(xxiii)                     to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests; or

(xxiv)                    form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other);

provided that failure of the Company, or the Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member.

Section 13.2                                SPE Definitions.

For purpose of this Article 12, the following terms shall have the following meanings:

“affiliate” means any person controlling or controlled by or under common control with the Company including, without limitation (i) any person who has a familial relationship, by blood, marriage or otherwise with any partner or employee of the Company, or any affiliate thereof and (ii) any person which receives compensation for administrative, legal or accounting services from this limited liability company, or any affiliate.  For purposes of this definition, “control” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

ARTICLE 14

ARBITRATION

Section 14.1                                Initiation.  Except as provided in Article 13, whenever this Agreement provides for the determination of any matter by arbitration, the same shall be settled and finally determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) (which by this reference are incorporated herein), subject to provisions of this Article 13.  In the event of a dispute required or permitted to be submitted to arbitration pursuant to the terms of this Agreement, upon the expiration of such other time period provided herein for the resolution of any dispute, the Members shall have fifteen (15) days from the day which immediately follows the expiration of the applicable period to appoint a neutral and independent arbitrator, who shall have no less than ten years experience in the hotel market in which the Property is located, to serve as arbitrator.  If any party fails to timely appoint an arbitrator, the dispute shall be determined by the single arbitrator who is timely appointed.  If both parties select the same arbitrator, both parties shall have an additional five (5) days to select a different arbitrator.  If neither party elects to select a different arbitrator, then the single arbitrator selected by both parties shall resolve the dispute.  If each party has selected a different arbitrator, then within ten (10) days of the appointment of the second arbitrator, the two arbitrators shall agree on a third arbitrator who shall serve as chairperson of the arbitrators.  Failing agreement as to such third arbitrator within twenty (20) days after the appointment of the second arbitrator, then, at the request of any party, such arbitrator shall be appointed by the AAA.  If there is one arbitrator, such arbitrator shall issue a written determination of its resolution of the dispute within fifteen (15) days of its appointment.  Such determination shall be final and binding on the parties.  If there are three arbitrators, then within fifteen (15) days of the appointment of the third arbitrator, each arbitrator shall issue such a written determination.  The determination of the arbitrator most different from the other two shall be discarded and the determination calculated as the average of the determinations of the remaining two arbitrators shall be binding on the parties.  The fees and expenses of the Arbitrators shall be shared equally by the parties.  All arbitration, proceedings hereunder shall be conducted at the Project or at such other location as the Members may agree.  If the AAA shall cease to provide arbitration for commercial disputes in the State of Florida, the second or third arbitrator, as the case may be, shall be appointed by any successor organization providing substantially the same services, and in the absence of such an organization, by a court of competent jurisdiction.  The judgment upon the award rendered in any such arbitration shall be final and binding upon the parties and may be entered in any court having jurisdiction thereof.  All fees and expenses of the arbitrators and all other expenses of the arbitration shall be shared by the Members in proportion to their respective Percentage Interests.

The arbitrators shall be compensated in accordance with the standards recommended by the Miami-Dade office of the AAA, or, any successor organization.

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IN WITNESS WHEREOF, the Members have duly executed this Agreement the day and year first above written.

Members:

MONDRIAN MIAMI INVESTMENT LLC

By: MORGANS GROUP LLC

By:
Name:
Title:

SANCTUARY WEST AVENUE LLC

By:
Name:
Title:

EXHIBIT A

Name and Address of Member	Initial Percentage Interest	Capital Contribution

MHG: 475 Tenth Avenue, New York, New York 10018	50%	$15,000,000

SWA: 4770 Biscayne Boulevard Miami, Florida 33137	50%	$15,000,000

Total	100%	$30,000,000

EXHIBIT B

AGREEMENTS WITH AFFILIATES

Hotel Management Agreement between 1100 West Properties LLC, as owner, and Morgan Hotel Group Management LLC, as operator.